Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 27, 2025, with respect to the consolidated financial statements of Foot Locker, Inc. and subsidiaries (the Company) including the consolidated balance sheets as of February 1, 2025 and February 3, 2024, the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the three-year period ended February 1, 2025, and related notes (collectively, the financial statements), and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
June 23, 2025